Exhibit 2
Pre-Announcement of 6 November 2006
Pre-Announcement of the Public Exchange Offer
by
IsoTis Inc., a Delaware corporation, having its registered office at 2 Goodyear, Irvine, California 92618, USA for all issued and outstanding
Registered Shares with a Nominal Value of CHF 1.00 each of ISOTIS SA, a Swiss corporation having its registered office at Rue de Sébeillon 1-3, 1004 Lausanne, Switzerland
1.	Public Exchange Offer
IsoTis Inc. (the “Offeror”) intends to launch a public exchange offer (the “Exchange Offer”) within six weeks following the publication of this Pre-Announcement, presumably on or about 15 December 2006, for all issued and outstanding registered shares in the share capital of ISOTIS SA (“IsoTis” or the “Company”) with a nominal value of CHF 1.00 (the “IsoTis Swiss Shares”, holders of such shares being referred to as “Shareholders”).
In light of the fact that the IsoTis Swiss Shares are listed on the SWX Swiss Exchange, Euronext Amsterdam N.V. and the Toronto Stock Exchange, the Exchange Offer will be made in accordance with the applicable laws and on the same terms and conditions in each of those jurisdictions, including, in Switzerland, article 22 et seq. of the Swiss Federal Act on Stock Exchanges and Securities Trading, in the Netherlands, article 6a of the Dutch Act on the Supervision of the Securities Trade 1995 (Wet toezicht effectenverkeer 1995) and in Canada, the applicable securities laws in each province. As a result, upon commencement of the Exchange Offer, the Offeror will make available an exchange offer memorandum in each of these jurisdictions that complies with the applicable laws of that jurisdiction (in Switzerland, the “Offer Memorandum,” and in the Netherlands and Canada, the "Foreign Offer Memorandum(s)”) whereby the Exchange Offer conditions will be the same in each of these jurisdictions. Copies of each of the Offer Memorandum and the Foreign Offer Memorandum(s) will be available to the public on the Company’s website at http:\\investors.isotis.com.

2.	Purpose of the Exchange Offer
The primary purpose of the Exchange Offer is to reorganize IsoTis into the United States and to cause existing Shareholders to receive shares in a US company with a nominal value of USD 0.0001 each (the “IsoTis US Shares”) that will be listed on the NASDAQ Global Market. To accomplish this, IsoTis has formed a subsidiary incorporated in the State of Delaware (the Offeror) and intends to cause the Offeror to make the Exchange Offer for all of the IsoTis Swiss Shares. Prior to the commencement of the Exchange Offer, the Offeror will apply to have its shares listed on the NASDAQ Global Market following their issuance in the Exchange Offer. For purposes of complying with the listing standards for the NASDAQ Global Market, the Offeror expects to offer one (1) IsoTis US Share for every ten (10) IsoTis Swiss Shares. Following the Exchange Offer and assuming that all IsoTis Swiss Shares are tendered in the Exchange Offer, IsoTis will become a wholly owned subsidiary of the Offeror, the Shareholders will own 100% of the Offeror and each Shareholder will hold the same percentage of the Offeror as their former ownership in IsoTis.
3.	The Exchange Offer
3.1	Scope of the Exchange Offer
Except as set forth under section 4 “Offer Restrictions” below, the Exchange Offer shall be made for all issued and outstanding registered IsoTis Swiss Shares.
3.2	Exchange Ratio
One (1) IsoTis US Share for every ten (10) IsoTis Swiss Shares.
Fractional entitlements to IsoTis US Shares resulting from the exchange ratio will not be delivered but compensated in cash by the Offeror at CHF 1.5667 (respectively EUR 0.9849 and CAD 1.4266, as the case may be, if settled under the Foreign Offer Memorandum(s)) per corresponding IsoTis Swiss Share, which amount corresponds to the 30 days’ average opening price for IsoTis Swiss Shares on the SWX Swiss Exchange during the 30 trading days preceding the date of this Pre-Announcement.
3.3	Offer Period
It is expected that the Exchange Offer will be published within six weeks following the publication of this Pre-Announcement, presumably on or about 15 December 2006. It is intended that the Exchange Offer will remain open probably from 15 December 2006 until 22 January 2007, 4:00 p.m. CET (the "Offer Period”). The Offeror will reserve its right to extend the Offer Period up to a total of 40 trading days or - with the approval of the Swiss Takeover Board - beyond 40 trading days. If each of the conditions to the Exchange Offer as set forth under section 3.4 “Conditions” below is met or validly waived, the Exchange Offer is successful. An additional acceptance period of ten trading days for subsequent acceptance of the Exchange Offer will be available after the expiration of the (possibly extended) Offer Period.
3.4	Conditions
If launched, the Exchange Offer is expected to be subject to the following conditions:
a.	By the end of the Offer Period, the IsoTis Swiss Shares tendered under the Exchange Offer, together with the IsoTis Swiss Shares, directly or indirectly held by the Offeror for its own account, represent at least 67% of the Company’s issued and outstanding share capital including the maximum number of shares that could be issued based on IsoTis’ conditional share capital.
b. On or prior to the end of the Offer Period:
i.	the IsoTis US Shares shall have been authorized for listing on the NASDAQ Global Market, subject to notification of issuance;

ii.	no court or governmental body shall have issued a decision or an order preventing, prohibiting or declaring illegal the consummation of the Exchange Offer;

iii.	all waiting periods under antitrust laws applicable to the acquisition of the Company by the Offeror shall have expired or been terminated and all competent domestic, international and supranational merger control authorities shall have approved and/or granted clearance of the acquisition of the Company by the Offeror without them or their group companies being required to meet any condition or requirement that has a Material Adverse Effect on them; whereby a “Material Adverse Effect” shall mean any matter or event which, in the opinion of a reputable, independent accounting firm or investment bank appointed by the Offeror, individually or together with other matters or events, causes, or will likely cause on an annual basis, a reduction of
a.	the earnings (or an increase of loss, respectively) before interest and taxes (EBIT) of USD 303,000 or more; or

b.	the consolidated revenues of USD 3,200,000 or more; or

c.	the consolidated equity of USD 11,200,000 or more;
c.	No notification has been received from the Netherlands Authority for the Financial Markets (stichting Autoriteit Financiële Markten) that the Exchange Offer has been made in conflict with Chapter IIA of the Dutch Act on the Supervision of the Securities Trade 1995 (Wet toezicht effectenverkeer 1995), in which case the securities institutions involved in the Exchange Offer pursuant to section 32a of the Dutch Decree on the Supervision of the Securities Trade 1995 (Besluit toezicht effectenverkeer 1995) would not be allowed to cooperate with the settlement of the Exchange Offer.

These conditions shall be conditions precedent within the meaning of article 13 paragraph 1 of the Swiss Takeover Ordinance (the “TOO”).
The Offeror will reserve the right to waive in whole or in part the conditions stated above, with the exception of the foregoing conditions 3.4.b.i. and 3.4.c which cannot be waived. If the conditions are not fulfilled or waived by the Offeror on or by the end of the (possibly extended) Offer Period, the Offeror will have the right:

-	subject to approval of the Swiss Takeover Board, to extend the Offer Period beyond 40 trading days, until all such conditions have been satisfied or, where appropriate, waived; or

-	to declare the Exchange Offer as having failed without further effect.
4.	Offer Restrictions
4.1	General
The Exchange Offer will not be made, and the IsoTis Swiss Shares will not be accepted for purchase from or on behalf of any Shareholders, in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws or regulations of such jurisdiction or would require any registration, approval or filing with any regulatory authority not expressly contemplated by the terms of the Exchange Offer when made.
4.2	The Netherlands
The IsoTis Swiss Shares are also listed on Euronext Amsterdam N.V. Shareholders resident in the Netherlands or trading their shares through Euronext Amsterdam N.V. will be invited to tender their IsoTis Swiss Shares through the (relevant) Foreign Offer Memorandum, which will be made available contemporaneously with the Offer Memorandum and which will comply with Dutch law.
4.3	Canada
The IsoTis Swiss Shares are also listed on the Toronto Stock Exchange. Shareholders resident in Canada or trading their shares through Toronto Stock Exchange will be invited to tender their IsoTis Swiss Shares through the (relevant) Foreign Offer Memorandum, which will be made available contemporaneously with the Offer Memorandum and which will comply with Canadian law.
4.4	USA
The Exchange Offer shall be made for the shares of a Swiss company that are listed on the SWX Swiss Exchange, on Euronext Amsterdam N.V. and the Toronto Stock Exchange. The Exchange Offer will be subject to disclosure requirements of Switzerland, the Netherlands and Canada, which requirements are different from those of the United States. It may be difficult for US shareholders to enforce their rights and any claim they may have arising under the federal securities laws, since IsoTis and some of its officers and directors are located in a foreign country. US shareholders should be aware that, to the extent permissible, the Offeror may purchase IsoTis Swiss Shares otherwise than under the Exchange Offer, such as in open market or privately negotiated purchases.
5.	Further Information
Detailed information on the Exchange Offer is expected to be published in the “Neue Zürcher Zeitung” in German and in “Le Temps” in French within six weeks following the publication of this Pre-Announcement, presumably on or about 15 December 2006. Additionally, this Pre-Announcement, the Offer Memorandum and the Foreign Offer Memorandum(s) will be published, when available, on the Company’s website at http:\\investors.isotis.com.
6.	Identification

Securities	Security Number	ISIN	Ticker Symbol
IsoTis Swiss Shares	1 257 252	CH0012572522	ISON SW
Swiss Exchange Agent: Bank Sarasin & Co. Ltd
Dutch Exchange Agent: ABN AMRO Bank N.V.
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